Exhibit 99.1

CHINO COMMERCIAL BANCORP REPORTS 26.5% INCREASE IN THIRD QUARTER EARNINGS

Chino, California…October 19, 2009 - The Board of Directors of Chino Commercial Bancorp (OTCBB:CCBC), the parent company of Chino Commercial Bank, N.A., announced the results of operations for the Bank and the consolidated holding company for the third quarter ended September 30, 2009 with net earnings of $95,080, a 26.5% increase from $75,136 for the same quarter of 2008. The net earnings for the most recent quarter represent $0.13 per diluted share, as compared with $0.10 per diluted share from the same quarter last year. The Company’s profit year-to-date was up 9.5% to $287,878 or $0.39 per diluted share as compared with net earnings of $263,012 or $0.35 per diluted share for the same period last year.

Dann H. Bowman, President and Chief Executive Officer stated, “We are very pleased with the performance of the Bank during the third quarter.  Not only did the Bank post a significant improvement in net earnings, but even more important, was that we had no delinquent loans at the quarter-end.  At this time in the economic cycle, we are very fortunate to be experiencing such strong performance and earnings.”

Financial Condition

Balance sheet changes during the nine months of 2009 include sizeable increases in deposits and loans. Total deposits increased by $22.7 million, or 32.0%, to $93.7 million at September 30, 2009. Much of the growth was in time deposits which increased $12.3 million, or 138.1%. Non-interest bearing demand deposits increased $8.3 million or 25.4% during the nine months of 2009, ending at $40.9 million at September 30, 2009. Combined NOW and money market demand accounts increased to $2.2 million at September 30, 2009, a 7.7% increase from $28.4 million at December 31, 2008, while savings accounts decreased 7.3% from $1.1 million at December 31, 2008 to $1.0 million at September 30, 2009.

Total assets increased from $83.4 million at December 31, 2008 to $104.0 million at September 30, 2009, a 24.7% increase. Gross Loans rose from $49.8 million to $62.2 million, and due from banks time increased from $12.5 million to $16.9 million. Gross loan balances increased in part by the completion of $10.5 million dollar whole loan purchases made during the year, in addition to $1.9 million in organic loan growth.

The Company has experienced two loan losses thus far this year totaling $5,520, one non-performing loan, and very few delinquent loans in the three quarters of 2009.

Earnings

The Company posted net interest income for the quarters ended September 30, 2009 and September 30, 2008 of $1,015,974 and $840,992, respectively. For the nine months ended September 30, the Company posted net interest income of $2,732,607 and $2,626,051 for 2009 and 2008, respectively. Significant contributors to the increase in net interest income were the increased interest and fees on loans and interest from investment securities and due from banks. Loan interest increased $189,541, or 20.3%, to $1,124,989 for the third quarter of 2009 compared with the third quarter of 2008. Year-to-date interest and fees income from loans increased 69,188, or 2.4%, comparing 2009 with 2008. Interest expense on deposits increased $57,055, or 31.3%, comparing the quarters ended September 30, 2009 with September 30, 2008. On a year-to-date comparison, interest on deposits increased $157,967, or 28.8% in 2009 compared to the same period in 2008. Interest from investments and due from banks increased $78,404, or 76.1% and $261,911, or 76.8% for the quarter and nine months ended September 30, 2009 compared to the quarter and nine months ended September 30, 2008. Average interest-earning assets were $81.6 million with average interest-bearing liabilities of $49.0 million, yielding a net interest margin of 4.47% for the nine months ended September 30, 2009; as compared to average interest-bearing assets of $66.4 million with average interest-bearing liabilities of $32.3 million, yielding a net interest margin of 5.28% for the nine months ended September 30, 2008.

Non-interest income totaled $275,322 for the three months ended September 30, 2009, or a 6.1% increase from $259,508 earned during the third quarter of 2008. Non-interest income decreased 5.3% for the nine months ended September 30, 2009 at $775,483, as compared to $819,253 for the nine months ended September 30, 2008. Affecting the decline in non-interest income for year-to-date income through September 30, 2009 were a reduced income from FHLB stock of $15,643 and the recognition of a net probable loss from the sales of Other Real Estate Owned for $14,219. Service charges on deposit accounts also increased by $23,797 in the quarter-to-quarter and decreased $4,189 in the year-to-year comparisons of periods ended September 30, 2009 and 2008.

            General and administrative expenses were $861,595 and $2,646,238 for the three and nine months ended September 30, 2009, respectively, as compared to $908,762 and $2,694,059 for the three and nine months ended September 30, 2008. The decreases in General and administrative expenses would have been much greater had the Company not experienced a 122.1% increase for the quarter and a 164.7% increase year-to-date from regulatory assessments.

            Income tax expense was $46,797 and $142,269 for the three and nine months ended September 30, 2009, as compared to $33,466 and $126,693 for the same periods of 2008. The effective income tax rate for 2009 and 2008 is approximately 30.8% and 32.5%, respectively.

Forward-Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Readers are cautioned not to unduly rely on forward-looking statements. Actual results may differ from those projected. These forward-looking statements involve risks and uncertainties including but not limited to the health of the national and California economies, the Company’s ability to attract and retain skilled employees, customers’ service expectations, the Company’s ability to successfully deploy new technology and gain efficiencies there from, changes in interest rates, loan portfolio performance, and other factors detailed in the Company’s SEC filings.

Contact: Dann H. Bowman, President and CEO or Sandra F. Pender, Senior Vice President and CFO, Chino Commercial Bank, N.A., 14345 Pipeline Avenue, Chino, Ca. 91710, (909) 393-8880.

CHINO COMMERCIAL BANCORP
CONSOLIDATED BALANCE SHEET
September 30, 2009 and December 31, 2008

	September 30, 2009	December 31, 2008
	(unaudited)	(audited)
ASSETS:
Cash and due from banks	$ 10,905,856	$ 3,877,897

Interest-bearing deposits in other banks	16,911,602	12,498,000

Investment securities available for sale	6,768,646	8,791,651
Investment securities held to maturity (fair value approximates
$2,544,000 at September 30, 2009 and $3,186,000 at December 31, 2008)	2,495,460	3,167,401
Total investments	26,175,708	24,457,052
Loans
Construction	0	820,888
Real estate	52,207,408	37,794,240
Commercial	9,167,993	10,607,103
Installment	805,351	543,937
Gross loans	62,180,752	49,766,168
Unearned fees and discounts	(4,973)	(77,542)
Loans net of unearned fees and discount	62,175,779	49,688,626
Allowance for loan losses	(1,128,796)	(702,409)
Net loans	61,046,983	48,986,217

Accrued interest receivable	327,779	313,428
Restricted stock	677,650	677,650
Fixed assets, net	1,871,733	1,980,476
Other real estate	198,928	653,131
Prepaid & other assets	2,815,805	2,447,295
Total assets	$ 104,020,442	$ 83,393,146

LIABILITIES:
Deposits
Non-interest bearing	$ 40,891,066	$ 32,600,750
Interest Bearing
NOW and money market	30,636,568	28,434,407
Savings	986,462	1,064,668
Time deposits less than $100,000	5,548,284	3,842,310
Time deposits of $100,000 or greater	15,639,509	5,055,617
Total deposits	93,701,889	70,997,752

Accrued interest payable	105,354	56,061
Borrowings from Federal Home Loan Bank (FHLB)	0	2,400,000
Accrued expenses & other payables	677,545	665,580
Subordinated debentures	3,093,000	3,093,000
Total liabilities	97,577,788	77,212,393
STOCKHOLDERS' EQUITY
Common stock, authorized 10,000,000 shares with no par value, issued and outstanding 701,311 shares and 708,420 shares at September 30, 2009 and December 31, 2008, respectively.

	2,532,414	2,617,542
Retained earnings	3,822,114	3,534,236
Accumulated other comprehensive income	88,124	28,975
Total equity	6,442,652	6,180,753
Total liabilities & stockholders' equity	$ 104,020,440	$ 83,393,146

CHINO COMMERCIAL BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2009	2008	2009	2008
Interest income
Investment securities and due from banks	$ 181,370	$ 102,966	$ 602,975	$ 341,064
Interest on Federal funds sold	46	35,855	102	66,832
Interest and fee income on loans	1,124,989	935,448	2,989,001	2,919,813
Total interest income	1,306,405	1,074,269	3,592,078	3,327,709
Interest expense
Deposits	239,369	182,314	705,764	547,797
Interest on Federal funds purchased	0	0	115	973
Interest on FHLB borrowings	99	0	704	0
Other borrowings	50,963	50,963	152,888	152,888
Total interest expense	290,431	233,277	859,471	701,658
Net interest income	1,015,974	840,992	2,732,607	2,626,051
Provision for loan losses	287,824	83,136	431,705	361,540
Net interest income after
provision for loan losses	728,150	757,856	2,300,902	2,264,511
Non-interest income
Service charges on deposit accounts	247,719	223,922	704,556	708,745
Other miscellaneous income	6,889	9,411	13,943	27,131
Dividend income from restricted stock	3,791	9,978	6,606	36,461
Income from bank-owned life insurance	16,923	16,197	50,378	46,916
Total non-interest income	275,322	259,508	775,483	819,253
General and administrative expenses
Salaries and employee benefits	450,624	467,413	1,383,099	1,444,704
Occupancy and equipment	86,239	95,552	242,522	261,912
Data and item processing	77,134	80,659	218,900	245,726
Advertising and marketing	15,777	19,889	49,569	60,504
Legal and professional fees	47,714	49,142	137,900	144,763
Regulatory Assessments	48,947	22,039	167,670	63,337
Insurance	8,096	7,898	23,540	23,894
Directors' fees and expenses	18,963	19,417	54,621	57,718
Other expenses	108,101	146,753	368,417	391,501
Total general & administrative expenses	861,595	908,762	2,646,238	2,694,059
Income before income tax expense	141,877	108,602	430,147	389,705
Income tax expense	46,797	33,466	142,269	126,693
Net income	$ 95,080	$ 75,136	$ 287,878	$ 263,012
Basic earnings per share	$ 0.14	$ 0.11	$ 0.41	$ 0.38
Diluted earnings per share	$ 0.13	$ 0.10	$ 0.39	$ 0.35

CHINO COMMERCIAL BANCORP

Other Financial Information

CREDIT QUALITY	End of period
(unaudited	September 30, 2009	December 31, 2008
Non-performing loans	$ 49,536	$ 412,343
Non-performing loans to total loans	0.08%	0.83%
Non-performing loans to total assets	0.05%	0.49%
Allowance for loan losses to loans	1.82%	1.41%

OTHER PERIOD-END STATISTICS
(unaudited	September 30, 2009	December 31, 2008
Shareholders equity to total assets	6.19%	7.41%
Loans to deposits	66.36%	70.10%
Non-interest bearing deposits to total deposits	43.64%	45.92%

	For the three months ended		For the nine months ended
	September 30		September 30
	2009	2008	2009	2008
KEY FINANCIAL RATIOS
(unaudited)
Return on average equity	6.16%	5.19%	6.20%	6.01%
Return on average assets	0.39%	0.40%	0.42%	0.47%
Net interest margin	4.57%	5.02%	4.47%	5.28%
efficiency ratio	85.86%	89.33%	86.02%	87.36%
Net chargeoffs to average loans	0.01%	0.18%	0.01%	0.81%

AVERAGE BALANCES
(thousands, unaudited)
Average assets	$ 98,459	$ 75,750	$ 91,347	$ 75,052
Average interest-earning assets	$ 88,184	$ 66,638	$ 81,647	$ 66,444
Average gross loans	$ 61,845	$ 50,226	$ 54,712	$ 52,583
Average deposits	$ 87,848	$ 65,839	$ 80,536	$ 65,173
Average equity	$ 6,179	$ 5,818	$ 6,193	$ 5,833